Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2017, relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph to describe the consequences to the Company’s consolidated financial statements resulting from the application of fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization), appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

New York, New York
May 16, 2017